Exhibit 99.1

Select Energy Services Reports First Quarter 2020 Financial Results And Operational Updates

Revenue of $278 million and cash flow from operations of $47 million generated during the first quarter of 2020

$114 million of cash, no debt outstanding and $295 million of total liquidity available at the end of the first quarter of 2020

Took immediate actions in the quarter to respond to rapid decrease in market activity as a result of the decline in oil prices

HOUSTON, May 5, 2020 /PRNewswire/ -- Select Energy Services, Inc. (NYSE: WTTR) ("Select" or "the Company"), a leading provider of water management and chemical solutions to the U.S. unconventional oil and gas industry, today announced results for the quarter ended March 31, 2020.

Revenue for the first quarter of 2020 was $278.3 million as compared to $276.1 million in the fourth quarter of 2019 and $362.6 million in the first quarter of 2019. Net loss for the first quarter of 2020 was $291.2 million compared to a net loss of $12.5 million in the fourth quarter of 2019 and net income of $1.4 million in the first quarter of 2019.

Gross profit was $15.3 million in the first quarter of 2020 compared to $21.8 million in the fourth quarter of 2019 and $46.0 million in the first quarter of 2019. Total gross margin for Select was 5.5% in the first quarter of 2020 as compared to 7.9% in the fourth quarter of 2019 and 12.7% in the first quarter of 2019. Gross margin before depreciation and amortization ("D&A") for the first quarter of 2020 was 14.9% compared to 18.1% for the fourth quarter of 2019 and 21.4% for the first quarter of 2019.

Adjusted EBITDA was $23.7 million, or 8.5% of revenue in the first quarter of 2020, as compared to $28.8 million or 10.4% of revenue in the fourth quarter of 2019 and $53.4 million or 14.7% of revenue in the first quarter of 2019. Please refer to the end of this release for reconciliations of gross profit before D&A (non-GAAP measure) to gross profit and of Adjusted EBITDA (non-GAAP measure) to net income.

Holli Ladhani, President and CEO, stated, "The team delivered another quarter of solid operational execution and strong cash flow generation. However, with the reduction in activity by upstream operators starting in March and subsequent decreases in activity levels resulting from the market disruption from COVID-19 and historic low crude oil prices, it is clear the entire oilfield faces acute challenges in the quarters to come. Fortunately, we enter these unprecedented times with nearly $300 million of overall liquidity, including $114 million of cash on hand, and no bank debt at the end of the quarter, illustrating how well our execution and capital discipline over the past few years has positioned our balance sheet. We will continue to protect this financial strength with all means at our disposal.

"Accordingly, we have been taking actions since early March to prepare our business for a downturn that has the potential to see deeper lows than were experienced in recent cycles. Our cost reduction efforts have been substantial and broad, and include fundamental adjustments to radically reshape our business for the new reality in which we will be operating for the foreseeable future. Headcount reductions began in early March, and we have already realized a 50% overall headcount reduction to date from the Q1 peak. Additionally, our entire remaining workforce is making sacrifices through lower wages, furloughs and the suspension of our 401(k) match. Additionally, we have also curtailed or renegotiated a number of third-party expenses. Our actions have been swift, as we've materially lowered our cost structure in a matter of weeks, and we expect there are still more to come.

"We expect to realize annualized SG&A savings of at least $30 million by the third quarter of 2020, or more than 40% relative to 2019 fiscal year and more than 30% relative to our annualized fourth quarter 2019 SG&A. When adjusted for severance and other non-recurring costs, SG&A for the first quarter of 2020 was lower than the fourth quarter of 2019 and represents the fifth straight quarter of SG&A reductions, and we expect this to continue during the next two quarters. Additionally, we will be conserving capital and investing in only what's necessary. To this end, we expect 2020 capital expenditures to be no greater than $20 million.

"Difficult as they are, these steps are necessary to best position us to serve our customers and create value in the quarters and years ahead. While the months ahead will inflict incredible pain on our industry, we will continue to support our customers through this challenging period and are confident in Select's long-term future. We are taking the necessary steps to ensure we remain the industry's premier water solutions and oilfield chemicals provider," concluded Ladhani.

Business Segment Information

The Water Services segment generated revenues of $149.5 million in the first quarter of 2020, as compared to $152.9 million in the fourth quarter of 2019 and $220.6 million in the first quarter of 2019. Gross margin before D&A for Water Services was 13.6% in the first quarter of 2020 as compared to 17.3% in the fourth quarter of 2019 and 26.1% in the first quarter of 2019. While revenues were modestly impacted by the decline in activity that began in March, gross margin before D&A was meaningfully impacted by non-recurring costs during the quarter, including $1.8 million of severance costs and $2.0 million of yard closure costs.

The Water Infrastructure segment generated revenues of $57.8 million in the first quarter of 2020 as compared to $52.3 million in the fourth quarter of 2019 and $53.6 million in the first quarter of 2019. Gross margin before D&A for Water Infrastructure was 17.2% in the first quarter of 2020 as compared to 22.9% in the fourth quarter of 2019 and 22.7% in the first quarter of 2019. The sequential growth in revenues was driven primarily by a full quarter of activity from our new Northern Delaware pipeline, though this revenue is not expected to continue at the same level during the second quarter. Gross margin before D&A in the first quarter of 2019 was impacted by non-recurring costs including severance costs of $0.3 million and approximately $2.1 million of costs resulting from the acceleration of certain expenses relating to water rights.

The Oilfield Chemicals segment generated revenues of $71.0 million in the first quarter of 2020, as compared to $70.9 million in the fourth quarter of 2019 and $66.8 million during the first quarter of 2019. Gross margin before D&A for Oilfield Chemicals was 15.7% in the first quarter of 2020 as compared to 16.0% in the fourth quarter of 2019 and 10.9% in the first quarter of 2019. The segment saw strong revenue growth from the recently acquired WCS business of approximately 51% as compared to the fourth quarter of 2019 and continued strong margin contribution, offset by revenue declines in the completions chemicals business resulting from the activity declines that began in March. This segment was impacted by non-recurring severance costs of $0.1 million during the first quarter.

Select's consolidated Adjusted EBITDA during the quarter includes $287.9 million of non-recurring or non-cash adjustments, including $266.9 million of goodwill impairment charges, $9.1 million of trademark impairment charges, $3.5 million of non-recurring severance costs relating to the reduction of headcount during the quarter, $3.2 million of asset impairment charges, $2.0 million of yard closure costs, $1.6 million in loss on sale of assets and $1.0 million in lease abandonment costs. Non-cash compensation expense accounted for an additional $0.6 million adjustment.

Cash Flow and Balance Sheet

Cash flow from operations for the first quarter of 2020 was $46.7 million as compared to $61.7 million in the fourth quarter of 2019 and $36.6 million in the first quarter of 2019. Cash flow from operations during the first quarter of 2020 included a $28.3 million contribution from working capital. Capital expenditures for the first quarter of 2020 were $5.6 million, net of ordinary course asset sales of $5.8 million. Cash flow from operations less capex, net of asset sales, was $41.1 million during the first quarter. Other net cash uses during the first quarter included $5.6 million to fund the open market repurchase of approximately 849,711 million shares of our Class A common stock. For the first quarter of 2019, we had 86,104,925 weighted average Class A shares outstanding and 16,221,101 weighted average Class B shares outstanding.

Total liquidity was $294.9 million as of March 31, 2020, as compared to $274.0 million as of December 31, 2019. The Company had no outstanding borrowings under the Company's revolving credit facility as of March 31, 2020 or December 31, 2019. As of March 31, 2020, the Company had approximately $180.8 million of available borrowing capacity under its revolving credit facility, after giving effect to $19.8 million of outstanding letters of credit. Total cash and cash equivalents were $114.1 million at March 31, 2020 as compared to $79.3 million at December 31, 2019.

Conference Call

Select has scheduled a conference call on Wednesday, May 6, 2020 at 10:00 a.m. Eastern time / 9:00 a.m. Central time. Please dial 201-389-0872 and ask for the Select Energy Services call at least 10 minutes prior to the start time of the call, or listen to the call live over the Internet by logging on to the website at the address http://investors.selectenergyservices.com/events-and-presentations. A telephonic replay of the conference call will be available through May 20, 2020 and may be accessed by calling 201-612-7415 using passcode 13702041#. A webcast archive will also be available at the link above shortly after the call and will be accessible for approximately 90 days.

About Select Energy Services, Inc.

Select Energy Services, Inc. ("Select") is a leading provider of total water management and chemical solutions to the unconventional oil and gas industry in the United States. Select provides for the sourcing and transfer of water, both by permanent pipeline and temporary hose, prior to its use in the drilling and completion activities associated with hydraulic fracturing, as well as complementary water-related services that support oil and gas well completion and production activities, including containment, monitoring, treatment and recycling, flowback, hauling, gathering and disposal. Select, under its Rockwater Energy Solutions brand, develops and manufactures a full suite of specialty chemicals used in the well completion process and production chemicals used to enhance performance over the producing life of a well. Select currently provides services to exploration and production companies and oilfield service companies operating in all the major shale and producing basins in the United States. For more information, please visit Select's website, http://www.selectenergyservices.com.

Cautionary Statement Regarding Forward-Looking Statements

All statements in this communication other than statements of historical facts are forward-looking statements which contain our current expectations about our future results. We have attempted to identify any forward-looking statements by using words such as "expect," "will," "estimate" and other similar expressions. Although we believe that the expectations reflected, and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause our actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements. Factors that could materially impact such forward-looking statements include, but are not limited to: the severity and duration of world health events, including the recent outbreak of the novel COVID-19 pandemic, related economic repercussions and the resulting severe disruption in the oil and gas industry and negative impact on demand for oil and gas, which is negatively impacting our business; the current significant surplus in the supply of oil and actions by the members of OPEC+ with respect to oil production levels and announcements of potential changes in such levels, including the ability of the OPEC+ countries to agree on and comply with supply limitations; operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees, remote work arrangements, performance of contracts and supply chain disruptions; the level of capital spending and access to capital markets by oil and gas companies, including significant recent reductions and potential additional reductions in capital expenditures by oil and gas producers in response to commodity prices and dramatically reduced demand; trends and volatility in oil and gas prices, and our ability to manage through such volatility; potential shut-ins of production by producers due to lack of downstream demand or storage capacity; and other factors discussed or referenced in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Report on Form 10-Q for the three months ended March 31, 2020, and in any subsequently filed quarterly reports on Form 10-Q or current reports on Form 8-K. Investors should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

WTTR-ER

SELECT ENERGY SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2020	2019
Revenue
Water Services	$149,511	$220,595
Water Infrastructure	57,762	53,616
Oilfield Chemicals	71,012	66,829
Other	—	21,606
Total revenue	278,285	362,646
Costs of revenue
Water Services	129,114	163,121
Water Infrastructure	47,813	41,430
Oilfield Chemicals	59,876	59,527
Other	4	21,053
Depreciation and amortization	26,182	31,518
Total costs of revenue	262,989	316,649
Gross profit	15,296	45,997
Operating expenses
Selling, general and administrative	25,289	32,376
Depreciation and amortization	685	1,000
Impairment of goodwill and trademark	276,016	4,396
Impairment of property and equipment	3,184	519
Lease abandonment costs	953	1,073
Total operating expenses	306,127	39,364
(Loss) income from operations	(290,831)	6,633
Other expense
Losses on sales of property, equipment and divestitures, net	(435)	(4,491)
Interest expense, net	(331)	(1,093)
Foreign currency (loss) gain, net	(46)	260
Other income, net	259	269
(Loss) income before income tax benefit (expense)	(291,384)	1,578
Income tax benefit (expense)	164	(178)
Net (loss) income	(291,220)	1,400
Less: net loss (income) attributable to noncontrolling interests	45,358	(265)
Net (loss) income attributable to Select Energy Services, Inc.	$(245,862)	$1,135

Net (loss) income per share attributable to common stockholders:
Class A—Basic	$(2.86)	$0.01
Class B—Basic	$—	$—

Net (loss) income per share attributable to common stockholders:
Class A—Diluted	$(2.86)	$0.01
Class B—Diluted	$—	$—

SELECT ENERGY SERVICES, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	March 31, 2020	December 31, 2019
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$114,142	$79,268
Accounts receivable trade, net of allowance for credit losses of $7,136 and $5,773, respectively	232,255	267,628
Accounts receivable, related parties	2,673	4,677
Inventories	38,502	37,542
Prepaid expenses and other current assets	20,268	26,486
Total current assets	407,840	415,601
Property and equipment	986,790	1,015,379
Accumulated depreciation	(560,340)	(562,986)
Property and equipment held-for-sale, net	—	885
Total property and equipment, net	426,450	453,278
Right-of-use assets, net	65,234	70,635
Goodwill	—	266,934
Other intangible assets, net	124,878	136,952
Other assets, net	2,506	4,220
Total assets	$1,026,908	$1,347,620
Liabilities and Equity
Current liabilities
Accounts payable	$26,518	$35,686
Accrued accounts payable	39,692	47,547
Accounts payable and accrued expenses, related parties	2,345	2,789
Accrued salaries and benefits	21,304	20,079
Accrued insurance	8,012	8,843
Sales tax payable	1,688	2,119
Accrued expenses and other current liabilities	14,894	15,375
Current operating lease liabilities	17,002	19,315
Current portion of finance lease obligations	84	128
Total current liabilities	131,539	151,881
Long-term operating lease liabilities	69,110	72,143
Other long-term liabilities	10,702	10,784
Total liabilities	211,351	234,808
Commitments and contingencies
Class A common stock, $0.01 par value; 350,000,000 shares authorized and 87,991,839 shares issued and outstanding as of March 31, 2020; 350,000,000 shares authorized and 87,893,525 shares issued and outstanding as of December 31, 2019	880	879
Class A-2 common stock, $0.01 par value; 40,000,000 shares authorized; no shares issued or outstanding as of March 31, 2020 and December 31, 2019	—	—
Class B common stock, $0.01 par value; 150,000,000 shares authorized and 16,221,101 shares issued and outstanding as of March 31, 2020; 150,000,000 shares authorized and 16,221,101 shares issued and outstanding as of December 31, 2019	162	162
Preferred stock, $0.01 par value; 50,000,000 shares authorized; no shares issued and outstanding as of March 31, 2020 and December 31, 2019	—	—
Additional paid-in capital	909,812	914,699
Accumulated (deficit) retained earnings	(224,425)	21,437
Total stockholders' equity	686,429	937,177
Noncontrolling interests	129,128	175,635
Total equity	815,557	1,112,812
Total liabilities and equity	$1,026,908	$1,347,620

SELECT ENERGY SERVICES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Three months ended March 31,
	2020	2019
Cash flows from operating activities
Net (loss) income	$(291,220)	$1,400
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Depreciation and amortization	26,867	32,518
Net loss (gain) on disposal of property and equipment	435	(223)
Bad debt expense	2,385	732
Amortization of debt issuance costs	172	172
Inventory write-downs	48	75
Equity-based compensation	574	4,179
Impairment of goodwill and trademark	276,016	4,396
Impairment of property and equipment	3,184	519
Loss on divestitures	—	4,714
Other operating items, net	(47)	(270)
Changes in operating assets and liabilities
Accounts receivable	34,992	(17,390)
Prepaid expenses and other assets	6,633	1,706
Accounts payable and accrued liabilities	(13,328)	4,059
Net cash provided by operating activities	46,711	36,587
Cash flows from investing activities
Working capital settlement	—	691
Proceeds received from divestitures	85	15,957
Purchase of property and equipment	(11,338)	(36,510)
Proceeds received from sales of property and equipment	5,768	3,209
Net cash used in investing activities	(5,485)	(16,653)
Cash flows from financing activities
Borrowings from revolving line of credit	—	5,000
Payments on long-term debt	—	(25,000)
Payments of finance lease obligations	(65)	(285)
Proceeds from share issuance	27	27
Contributions from (distributions to) noncontrolling interests, net	383	(121)
Repurchase of common stock	(6,636)	(1,216)
Net cash used in financing activities	(6,291)	(21,595)
Effect of exchange rate changes on cash	(61)	107
Net increase (decrease) in cash and cash equivalents	34,874	(1,554)
Cash and cash equivalents, beginning of period	79,268	17,237
Cash and cash equivalents, end of period	$114,142	$15,683
Supplemental cash flow disclosure:
Cash paid for interest	$386	$1,283
Cash refunds received for income taxes, net	$(156)	$(365)

Comparison of Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA, gross profit before depreciation and amortization (D&A) and gross margin before D&A are not financial measures presented in accordance with GAAP. We define EBITDA as net income, plus interest expense, taxes and depreciation & amortization. We define Adjusted EBITDA as EBITDA plus/(minus) loss/(income) from discontinued operations, plus any impairment charges or asset write-offs pursuant to accounting principles generally accepted in the U.S. ("GAAP"),, plus non-cash losses on the sale of assets or subsidiaries, non-recurring compensation expense, non-cash compensation expense, and non-recurring or unusual expenses or charges, including severance expenses, transaction costs, or facilities-related exit and disposal-related expenditures, plus/(minus) foreign currency losses/(gains) and plus any inventory write-downs. We define gross profit before D&A as revenue less cost of revenue, excluding cost of sales D&A expense. We define gross margin before D&A as gross profit before D&A divided by revenue. EBITDA, Adjusted EBITDA, gross profit before D&A and gross margin before D&A are supplemental non-GAAP financial measures that we believe provide useful information to external users of our financial statements, such as industry analysts, investors, lenders and rating agencies because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and non-recurring items outside the control of our management team. We present EBITDA, Adjusted EBITDA, gross profit before D&A and gross margin before D&A because we believe they provide useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP.

Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. Gross profit is the GAAP measure most directly comparable to gross profit before D&A. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures has important limitations as an analytical tool due to exclusion of some but not all items that affect the most directly comparable GAAP financial measures. You should not consider EBITDA, Adjusted EBITDA or gross profit before D&A in isolation or as substitutes for an analysis of our results as reported under GAAP. Because EBITDA, Adjusted EBITDA and gross profit before D&A may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. For further discussion, please see "Item 6. Selected Financial Data" in our Annual Report on Form 10-K for the year ended December 31, 2019.

The following table presents a reconciliation of EBITDA and Adjusted EBITDA to our net income (loss), which is the most directly comparable GAAP measure for the periods presented:

	Three months ended,
	March 31, 2020	December 31, 2019	March 31, 2019
	(unaudited)
	(in thousands)
Net (loss) income	$(291,220)	$(12,504)	$1,400
Interest expense	331	318	1,093
Income tax (benefit) expense	(164)	(1,301)	178
Depreciation and amortization	26,867	29,187	32,518
EBITDA	(264,186)	15,700	35,189
Impairment of goodwill and trademark	276,016	—	4,396
Non-recurring severance expenses	3,502	11	1,680
Impairment of property and equipment	3,184	2,773	519
Yard closure costs related to consolidating operations	1,950	—	—
Non-cash loss on sale of assets or subsidiaries	1,627	4,811	5,906
Lease abandonment costs	953	579	1,073
Non-cash compensation expenses	574	3,611	4,179
Foreign currency loss (gain)	46	(5)	(260)
Non-recurring transaction costs	12	1,598	662
Inventory write-down	—	—	75
Other non-recurring charges	—	(248)	—
Adjusted EBITDA	$23,678	$28,830	$53,419

The following table presents a reconciliation of gross profit before D&A to total gross profit, which is the most directly comparable GAAP measure, and a calculation of gross margin before D&A for the periods presented:

	Three months ended,
	March 31, 2020	December 31, 2019	March 31, 2019
	(unaudited)
	(in thousands)
Gross profit by segment
Water services	$3,241	$7,570	$36,212
Water infrastructure	2,921	4,892	6,097
Oilfield chemicals	9,138	9,222	4,849
Other	(4)	126	(1,161)
As reported gross profit	15,296	21,810	45,997

Plus depreciation and amortization
Water services	17,156	18,960	21,262
Water infrastructure	7,028	7,094	6,089
Oilfield chemicals	1,998	2,131	2,453
Other	—	—	1,714
Total depreciation and amortization	26,182	28,185	31,518

Gross profit before D&A	$41,478	$49,995	$77,515

Gross Profit before D&A by segment
Water services	20,397	26,530	57,474
Water infrastructure	9,949	11,986	12,186
Oilfield chemicals	11,136	11,353	7,302
Other	(4)	126	553
Total gross profit before D&A	$41,478	$49,995	$77,515

Gross Margin before D&A by segment
Water services	13.6%	17.3%	26.1%
Water infrastructure	17.2%	22.9%	22.7%
Oilfield chemicals	15.7%	16.0%	10.9%
Other	n/a	n/a	2.6%
Total gross margin before D&A	14.9%	18.1%	21.4%

Contacts:	Select Energy Services
Chris George - VP, Investor Relations & Treasurer
(713) 296-1073
IR@selectenergyservices.com

Dennard Lascar Investor Relations
Ken Dennard / Lisa Elliott
713-529-6600
WTTR@dennardlascar.com